Exhibit (n): Consent of Independent Registered Public Accounting Firm for Succession Select

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment 32 to the Registration Statement on Form N-6, 33-62457 of RiverSource Succession Select® Variable Life Insurance of our report dated February 24, 2015 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 22, 2015 with respect to the financial statements of RiverSource Variable Life Separate Account, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 27, 2015